EXHIBIT 10.1

AMENDMENT NO. 1 TO
ASSET PURCHASE AGREEMENT

THIS AMENDMENT NO. 1 TO ASSET PURCHASE AGREEMENT, dated as of March 30, 2006 (this “Amendment”), is made and entered into by and among NewPage Corporation, a Delaware corporation (“Parent”), Chillicothe Paper Inc., a Delaware corporation and wholly-owned subsidiary of Parent (the “Seller”), and P. H. Glatfelter Company, a Pennsylvania corporation (the “Purchaser”). Capitalized terms used, but not otherwise defined, herein shall have the meanings ascribed to such terms in the Purchase Agreement (as defined below).

WHEREAS, Parent, the Seller and the Purchaser have entered into that certain Asset Purchase Agreement, dated as of February 21, 2006 (as amended by this Amendment, the “Purchase Agreement”), which contemplates that Parent will, and will cause the Seller and Parent’s other Affiliates to, sell, assign, transfer, convey and deliver to the Purchaser, and the Purchaser will purchase from such Persons, all of such Persons’ rights, title and interests in and to, the Purchased Assets, and the Purchaser will assume and agree to pay, perform and discharge the Assumed Liabilities, in each case, upon the terms and subject to the conditions set forth in the Purchase Agreement; and

WHEREAS, Parent, the Seller and the Purchaser desire to amend the Purchase Agreement as set forth below;

NOW, THEREFORE, in consideration of the mutual agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
AMENDMENT TO PURCHASE AGREEMENT

Section 1.1                                      Amendment of Section 1.01. Section 1.01 of the Purchase Agreement is hereby amended by inserting into Section 1.01 in alphabetical order the following additional defined terms:

“2005 Real Estate Taxes Amount” means an amount equal to the unpaid real estate taxes owed by Parent or the Seller set forth on the Estimated Closing Date Working Capital Statement.

“Amended Purchase Price” means the Purchase Price together with interest thereon at a rate per annum equal to the Prime Rate quoted on March 31, 2006, and calculated based on the period beginning on, and inclusive of, March 31, 2006 and ending on, and inclusive of, the calendar day immediately preceding the date on which the Closing occurs in accordance with this Agreement.

“Effective Time” means 12:01 A.M. on April 1, 2006.

“Network Transition” means the services to be provided by Parent to the Purchaser and the related rights and obligations of Parent and the Seller that are set forth under the sub-heading “Separation Services” on Schedule 9 (Information Systems) to the Transition Services Agreement; provided that Parent, the Seller and the Purchaser shall comply with all their respective obligations under the Transition Services Agreement that relate to the Network Transition as if such agreement were executed and delivered by them as of the Effective Time, including, in the case of the Purchaser, the requirements set forth under “Service Requirements” in Schedule 9 to the Transition Services Agreement.

“Preliminary Closing” means the preliminary delivery on March 31, 2006, by the Seller of the fully-executed Seller Deliverables to counsel to the Purchaser, and by the Purchaser of the fully-executed Purchaser Deliverables to counsel to the Seller, at the location of the Closing, which documents will be held in escrow by such respective counsel unless and until delivered to the Seller or the Purchaser, as applicable, in accordance with Section 2.04.

“Purchaser Deliverables” means the items identified in Section 2.06 (b) through (f).

“Seller Deliverables” means the items identified in Section 2.05 (a) through (c) and (e) through (h).

Section 1.2                                      Amendment of Section 2.04. Section 2.04 of the Purchase Agreement is hereby amended by deleting the period at the end of such Section 2.04 and replacing it with the following:

“; provided further that if the Preliminary Closing occurs, then: (a) the Purchaser and Parent shall commence the Network Transition at 12:01 A.M. on April 1, 2006, as well as any other transition or integration activities approved in writing by Parent; (b) subject to the satisfaction or waiver of the conditions to the obligations of the parties set forth in Article VII, the Closing shall occur at 10:00 A.M. New York time on April 3, 2006, and shall be effective as of the Effective Time; (c) at the Closing, the Purchaser shall deliver to the Seller (i) the Purchaser Deliverables and (ii) by wire transfer in immediately available funds to the Purchase Price Bank Account, the Amended Purchase Price, the delivery of which shall satisfy the Purchaser’s obligations under Section 2.06; and (d) at the Closing, the Seller shall deliver to the Purchaser (i) the Seller Deliverables and (ii) upon the Seller’s confirmed receipt of the Amended Purchase Price, a receipt for the Amended Purchase Price, the delivery of which shall satisfy Seller’s obligations under Section 2.05.

If the Closing occurs, for all purposes hereunder, wherever the term “Closing Date” is used herein (including in phrases such as “prior to the Closing Date”, “as of the Closing Date”, “on or prior to the Closing Date”, “after the Closing Date”, “at the Closing Date”, “on the Closing Date”, “between the date hereof and the Closing Date”, “from and after the Closing Date”, “from the Closing Date” and

“following the Closing Date”), other than in defined terms in which the words “Closing Date” are included, the words “Closing Date” shall be deemed to be replaced with the words “Effective Time.”“

Section 1.3                                      Amendment of Section 2.06. Section 2.06 of the Purchase Agreement is hereby amended by deleting the word “and” at the end of subsection 2.06(d) and the period at the end of such Section 2.06 and replacing such period with the following:

“; and

(f)                                  the 2005 Real Estate Taxes Amount by wire in immediately available funds to the Title Company.”

Section 1.4                                      Amendment of Section 5.17(f). Section 5.17(f) of the Purchase Agreement is hereby deleted in its entirety.

ARTICLE II
AMENDMENT OF DISCLOSURE SCHEDULE

Section 2.1                                      Amendment of Sections 1.01 and 2.01. Each of Sections 1.01(a), (b), (c), (d), (e) and (f) and 2.01(b)(ix) of the Disclosure Schedule is hereby amended and restated in its entirety as set forth on Exhibit A attached hereto, and each such amended section of the Disclosure Schedule shall be deemed for all purposes to have been delivered as of the date of the Purchase Agreement.

Section 2.2                                      Amendment of Section 5.04(f). Section 5.04(f) of the Disclosure Schedule is hereby amended and restated in its entirety as set forth on Exhibit B attached hereto, and such amended section of the Disclosure Schedule shall be deemed for all purposes to have been delivered as of the date of the Purchase Agreement.

ARTICLE III
PARENT’S AND SELLER’S LOSS;
COMPENSATION FOR REVERSAL OF NETWORK TRANSITION;
INDEMNIFICATION

Section 3.1                                      Compensation. If the Preliminary Closing occurs, and the Closing does not occur on April 3, 2006, or another date agreed upon by the parties, then the Purchaser upon demand of Parent shall compensate and reimburse (“Compensate”) Parent and the Seller and any Affiliate of Parent or the Seller and each of their and their Affiliates’ respective officers, directors, employees, stockholders, representatives and agents (collectively, “Protected Parties”) for any and all liabilities, loss of profits, losses (including any of the foregoing arising from any changes, alterations, destruction, business interruption, delays or stoppages), or damages of any kind (including reasonably related consequential damages, reasonable out-of pocket costs and expenses, and costs and expenses reasonably allocable to time spent by their employees or officers), actually suffered or incurred, whether jointly or severally, directly or indirectly, by the Protected Parties arising out of or resulting, directly or indirectly, from the Network Transition, or any other transition or integration activity undertaken by or on behalf of the Purchaser authorized or unauthorized pursuant to Section 2.04 of the Purchase Agreement, in each case irrespective of whether such effect would otherwise be a violation of any of the terms of the Purchase Agreement, as amended by this Amendment, had the Closing occurred on April 3, 2006 (hereinafter a “Business Loss”). “Business Loss” shall also include any Loss arising out of or resulting, directly or indirectly, from the Protected Parties’, or, at the Protected Parties’ request, the Purchaser’s, reversal of, or attempt to reverse, the Network Transition or any effect of any other action carried out, or attempted to be carried out, by the Protected Parties in order to put the Protected Parties and their systems and facilities in the same condition in which such persons, systems and facilities would have been had no aspect of the Network Transition occurred (the “Reversal of Network Transition”).

Section 3.2                                      Indemnification. Without duplication of any recovery by any Protected Party pursuant to Section 3.1, the Purchaser shall indemnify, defend and hold harmless the Protected Parties from and against any and all Business Losses or Losses arising out of or resulting from any Third-Party Claim (hereinafter a “Third-Party Loss”) relating to, arising out of or resulting from the Network Transition, the Reversal of Network Transition, or any other transition or integration activity undertaken by or on behalf of the Purchaser whether authorized or unauthorized pursuant to Section 2.04 of the Purchase Agreement.

Section 3.3                                      Indemnification Procedures. If a Protected Party receives notice of any Third-Party Claim against it which may give rise to a claim for a Third-Party Loss under this Article III, then Parent shall give notice of such Third Party Claim to the Purchaser, who shall be entitled to undertake and conduct the investigation and defense in connection with such Third-Party Claim if, within 15 days after receipt of notice of the Third Party Claim from Parent, the Purchaser notifies Parent that the Purchaser (i) acknowledges that it is obligated to indemnify the relevant Protected Parties for the Third Party Claim and (ii) is assuming the investigation and defense of the Third Party Claim. If the Purchaser fails or refuses to undertake the investigation and defense of a Third Party Claim in accordance with the aforementioned notification procedures or is not conducting such investigation and defense in a manner reasonably satisfactory to Parent, then Parent shall be entitled to immediately assume control, at the expense of the Purchaser, of such investigation and defense, and the Purchaser, together with any of its legal representatives involved with such investigation and defense, shall promptly cooperate with Parent and its legal representatives in connection with Parent’s assumption of such control. Each Protected Party and the Purchaser shall cooperate with each other with respect to any claim relating to a Third Party Loss, including making available to the other, at the Purchaser’s expense, all witnesses, records, materials and information in their respective possession or under their respective control relating to such matter. No Third Party Claim may be settled by the Purchaser or the Parent without the other party’s prior written consent, which consent will not be unreasonably withheld, conditioned or delayed; provided that no such consent will be required if such compromise or settlement is based solely on the payment of money in exchange for a complete release of the Purchaser or the Protected Party, as applicable, without any further obligations being imposed on such Person.

ARTICLE IV
MISCELLANEOUS

Section 4.1                                      No Waiver. Nothing in this Amendment shall constitute a waiver by Parent, the Seller or the Purchaser of any breach or default on the part of any party to the Purchase Agreement.

Section 4.2                                      Governing Law; Jurisdiction. The provisions of Sections 10.12 of the Purchase Agreement shall apply to this Amendment as if references to “Agreement” therein were to this Amendment.

Section 4.3                                      Entire Agreement. This Amendment together with the Purchase Agreement (together with the Schedules, Exhibits and other agreements referenced therein), the Confidentiality Agreement and the Ancillary Agreements constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the Seller, Parent and the Purchaser with respect to the subject matter hereof and thereof.

Section 4.4                                      Effect. Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the representations, warranties, terms, conditions, obligations, covenants or agreements contained in the Purchase Agreement, all of which shall continue in full force and effect in accordance with their respective terms. For the avoidance of doubt, except as expressly set forth herein, the execution, delivery and effectiveness of this Amendment shall not constitute a reaffirmation, remaking, withdrawal or modification as of the date of this Amendment of any of the representations, warranties or covenants of any party hereto.

Section 4.5                                      Counterparts. This Amendment may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the parties hereto caused this Amendment No. 1 to Asset Purchase Agreement to be duly executed as of the date first above written.

NEWPAGE CORPORATION		CHILLICOTHE PAPER INC.

By:	/s/ Matthew L. Jesch	By:	/s/ Matthew L. Jesch
	Name: Matthew Jesch		Name: Matthew Jesch
	Title: Vice President and Chief Financial Officer		Title: Vice President and Chief Financial Officer

P. H. GLATFELTER COMPANY

By:	/s/ George H. Glatfelter II
Name: George H. Glatfelter II
Title: Chairman and Chief Executive Officer